Exhibit 10.26

WHITE LABEL SERVICES AGREEMENT

BETWEEN:

EGG N.V.

AND

Vie Esports Services B.V.

This White Label Services Agreement (the “Agreement”) is entered into as of this 12th day of December 2019, by and between:

EGG N.V. (“EGG”), a company duly incorporated and acting in accordance with the laws of Curacao, with registration number 146415(0), having its registered office at E-Heelsumstraat 51, E-Commerce Park, Curacao, of the first part; and

Vie Esports Services B.V. (the “Partner”), a company organized under the laws of Curacao with offices at Kaya Richard J. Beaujon Z/N, Curacao of the second part.

(jointly the “Parties” and separately a “Party”)

WHEREAS:

A.	EGG has developed information technology (“IT”) software and systems in order to run remote gambling business activity on behalf of third parties; and

B.	EGG is a company lawfully holding a sub-license for remote gambling operations #8048/JAZ2018-022, issued by Antillephone N.V., to exploit Games of Chance on the international market via Internet.

C.	The Partner wishes to engage EGG to provide certain services as specified herein in relation to remote gambling facilities in accordance with the terms and conditions of this Agreement.

IT IS AGREED THAT:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following words and phrases shall (unless the context otherwise requires) have the meanings set out beside them:

“Additional Services” means additional services which EGG may provide to the Partner, beyond those specified in this Agreement, as may be agreed upon by the Parties from time to time in writing.

“Affiliate” means any person or entity (whether incorporated or not) controlled by, controlling, or in common control with any Party hereto, as the case may be. A person or entity shall be deemed to control another entity if a) fifty percent (50%) or more of such another entity is owned directly or indirectly by said person or entity, and/or b) it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other entity, whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

“Affiliate Marketing Platform” means an IT system comprising of backend and frontend elements enabling the full management of an Affiliate Marketing Program with features including but not limited to tracking marketing campaigns marketing to Partner Customers, access to statistics regarding Partner Customers, reporting, commissions payable to referrers of Internet users to the Partner Offering, and communication tools enabling the Partner to communicate with those referrers.

“Affiliate Marketing Program” means a type of performance-based marketing in which an affiliate is paid a predetermined fee for each visitor or customer referred by that affiliate to the Partner Offering by the affiliate's own marketing efforts. For avoidance of any doubt: an affiliate in this definition is not to be confused with Affiliate.

“Applicable Legislation” means all applicable legislation, regulations, and other laws and any and all decisions, directives, requirements, orders and codes of practice, guidelines and recommendations issued by any Governmental Authority, in each case as enacted and in force from time to time, with respect to and in connection with the subject matter and scope of this Agreement .

“Associated Person” means any employee, director, shareholder, agent, corporation, partnership, joint venture, trust, unincorporated association or organisation, employed by, acting for or otherwise associated with or affiliated to a party hereto, as the case may be, including any marketing affiliates.

“Business Day” means a day which is not a Saturday or a Sunday, nor a bank or public holiday in Curacao.

“Casino Games” means games of chance the outcome of which is dependent on random number generators, including roulette, blackjack, etc. and for greater certainty does not include the games referenced in subsection (i), (ii), or (iv) of the definition of “Games” below.

“Commencement Date” means the date of this Agreement.

“Competing Enterprise” means any individual, partnership, corporation, joint venture, or other legal entity of any nature competing directly or indirectly with EGG with respect to the development of information technology (“IT”) software and systems in order to run remote gambling business activity on behalf of third parties.

“Customer” means any person who successfully completed or completes the registration process the Website enabling him to play the Games.

“Customer Information” means any data relating to Customers or their Transactions, whether provided to EGG or any member of the EGG Group, including without limitation, names, addresses, email addresses and any and all other personally identifiable information obtained or accrued by EGG or any member of the EGG Group, as a result of or in connection with the Customer’s or their use of the Software or the Games played by them.

“Customer Support Services” means EGG Group customer support services as further described in Schedule 2.

“Data Protection Legislation” means all applicable laws and regulations relating to the processing of Personal Data, including national legislation implementing the Data Protection Regulation (Regulation EU 679/2016) and the Directive on Privacy and Electronic Communications (Directive 2002/58/EC), and any other laws and regulations implementing, derogating from or made under them, and any orders and codes of practice, guidelines and recommendations issued by the applicable regulatory authorities, and codes of conduct as applicable, in each case as amended or re-enacted and in force from time to time.

“Development and IT Services” means the design and development services in connection with the Software interface and web design services related to the Website as well as the other services as further set out in Schedule 2.

“Domain Name(s)” means the domain name(s) owned by the Partner and/or any Affiliate of the Partner which shall serve as the unique resource locators for the Website, which shall be the Partner Offering portal for immediate use - vie.gg - with possibly more websites in the future as may be designated by the Partner and agreed to by EGG from time to time, subject to approval by the Curacao Regulator.

“e-Gaming Offering” means the Games and all related Services provided by EGG as set forth in this Agreement.

“EGG Group” means EGG, its Affiliates or Associated Persons.

“EGG Group Home-Brand Sites” means ESP.bet

“EGG Group Marks” means the trademarks, service marks, trade, business and domain names associated with the EGG brand or the marks of any EGG Affiliates, including Askott Entertainment, and EGG Group Home-Brand Sites and its various trading styles and any other trademarks, service marks and business names, as may be designated from time to time by the Partner but which are to specifically exclude Partner Brands.

“EGG Group Policies” means all internal policies, rules and procedures which EGG Group may establish and/or modify from time to time, including, without limitation, all terms and conditions which apply to end-users of the Software, policies relating to money laundering and codes of conduct relating to the marketing and operation of the Website, provided that EGG Group applies such policies, rules and procedures to the Partner in the same manner as applied to the customers of the EGG Group Home-Brand Sites.

“EGG Materials” means EGG’s personnel, facilities, equipment, databases, software, content, trademarks, trade names and service marks, and other information, documentation or resources of EGG.

“Fees” means the share of Gross Gaming Revenue generated through Customer’s and Partner Customers’ use of the Software through the Partner Offering which EGG is entitled to retain under this Agreement, calculated in accordance with Schedule 1.

“Games” means games which will be made available via the Software and may be presented to the Player for consumption in either a downloadable and/or browser web-based (non-downloadable) format, comprising of but not limited to the following: (i) pre-match and live fixed-odds betting on esports (“Esportsbook”) ; (ii) parimutuel live betting on esports and streamers (“Pool”) ; (iii) Casino Games (iv) fantasy sports style games; (v) other games as EGG may provide.

“Governmental Authority” means any governmental authority, regulatory body or committee or authority or administrative decision maker having jurisdiction relating to the subject matter of this Agreement or the parties’ performance under it.

“GGR” or “Gross Gaming Revenue” means, for any period:

(a) for Esportsbook and Pool, is the aggregate amount of Settled Bets minus Winnings minus local taxes,

where:

“Settled Bets” means all amounts collected by EGG as bets from Customers of the Esportsbook service, less any amounts in respect to voided or cancelled bets; and

“Winnings” means all amounts paid as winnings to Customers of the Esportsbook service.

(b) for Casino Games Real Money Bets minus Real Money Payouts minus Jackpot Changes.

where:

“Real Money Bets” means all cash amounts collected by EEG as bets from Customers of the Casino games services, but not including any the amount of any incentives convertible to real cash provided to Customers or any voided or cancelled bets;

“Real Money Payouts” means all cash amounts paid as winnings to Customers of the Casino games services; and

“Jackpot Changes” means any funds advanced in order to make up a shortfall in the prize jackpot available for a Casino game due to the lack of sufficient entries to cover the cost of the jackpot.

(c) for fantasy sports style games Real Money Entry Fees minus Real Money Prize Payouts where:

“Real Money Entry Fees” means all cash amounts collected by EEG from Customers of the fantasy sports style games services but not including any cash for cancelled or voided entries; and

“Real Money Prize Payouts” means all cash amounts paid as winnings to Customers of the fantasy sports style games services.

“Net Gaming Revenue” refers to Gross Gaming Revenue - Bonus Costs - Transaction Costs- Chargebacks

where:

“Bonus Costs” means the costs of any promotional incentives provided to Customers, including but not limited to deposit matches, “free bets” etc.;

“Chargeback” means those sums constituting approved and settled credit card transactions which are subsequently refused, debited and charged back to EGG by the relevant issuing or acquiring bank, or credit card company

“Transaction Costs” means fees imposed on EGG by payment service providers and fees incurred to carry out fraud checks on Players.

“Hosting Services” means hosting the Software on EGG servers located in any jurisdiction deemed compliant by EGG for access by Internet users, and other hosting and related services to be provided by EGG to the Partner as set forth in Schedule 2.

“Intellectual Property Rights” means pending to be granted or granted patents, trademarks, service marks, trade names, registered and unregistered designs, trade or business names, copyright (including, but not limited to, rights in software), and any applications for any of the aforesaid, database rights, design rights, know-how, rights in confidential information and any other intellectual property rights whatsoever irrespective of whether such intellectual property rights have been registered or not which may subsist in any part of the world.

“Launch Date” means the date on which the Partner Offering is first made available to Partner Customers (in at least one of the languages contemplated under this Agreement) in accordance with Section 4.4 below.

“Marketing Expenses” means expenses related to sign up bonuses, promotional bonuses, giveaways and any other marketing or promotional expenses directed at Partner Customers which were notified by the Partner to EGG in writing.

“Monthly Minimum Revenue Guarantee” means the fee set out in Schedule 1 paid by Partner to EGG with respect to a month where Fees does not at least equate to the minimum amounts listed in Schedule 1.

“Partner Brands” means the trademarks, service marks, trade, business and domain names associated with the Partner or Partner’s Affiliate(s) brand or owned by the Partner or Partner’s Affiliate(s) and its various trading styles and any other trademarks, service marks and business names, as may be designated from time to time by the Partner but which are to specifically exclude EGG Group Marks.

“Partner Customer” means end users or players of the Games offered through the Partner Offering but specifically excludes employees, consultants, officers, directors, agents or Affiliates of Partner.

“Partner Customer Information” means Customer Information related to Partner Customers only.

“Partner Materials” means the Partner’s personnel, facilities, equipment, databases, software, content, domain names, trademarks, logos, design elements, trade names and service marks, and other information, documentation or resources of the Partner.

“Partner Offering” means the part of the content of the Website provided by the Partner, as well as the advertising, marketing and promotion services of the Website.

“Partner’s Revenue Share” means the share of the Gross Gaming Revenue generated through Customers’ and Partner Customers’ use of the E-Gaming Offering through the Partner Offering, which the Partner is entitled to receive from EGG, calculated in accordance with Schedule 1.

“Services” means the Development and IT Services, the Hosting Services, Age Verification and Know-Your-Customer (KYC) checks, security of data, the Customer Support Services, the Risk Management Services, Payment and Transaction Processing Services and the Additional Services, jointly and severally.

“Software” means EGG’s and/or EGG Group’s proprietary software by which the e-Gaming Offering is made available to Customers and Partner Customers;

“Term” means the period set out in Section 2.2.

“Transactions” means payment transactions using real money, settlements and other transactions of and with Partner Customers.

“Transaction Processing Services” means all services related to handling and processing Transactions, including without limitation fraud detection and resolution, with the assistance of third party payment processing companies as required.

“Website” means all websites accessed by means of the Domain Name and which shall provide Customers with access to the Software via the E-Gaming Offering.

1.2.	In this Agreement (except where the context otherwise requires):

1.2.1.	words denoting the singular include the plural and vice versa;

1.2.2.	words denoting any gender include all other genders;

1.2.3.	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

1.2.4.	any reference to a party is to a party to this Agreement.

1.3.	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this agreement.

1.4.	The preamble and schedules to this Agreement shall for all purposes form part of this Agreement.

1.5.	Any reference to a section, sub-section, paragraph or schedule is to the relevant section, sub-section, paragraph or schedule of this Agreement, unless stated otherwise.

2.	APPOINTMENT AND TERM

2.1.	In exchange for the Fees, the Partner hereby appoints EGG to provide to the Partner the E-Gaming Offering, and EGG hereby agrees and undertakes said appointment and more specifically to provide to the Partner said E-Gaming Offering, including subscription access to the E-Gaming Offering to the Partner and provide and make the Games available to the Partner Customers via the Software through the Partner’s Website and subject to the terms and conditions set out in this Agreement as well as Transaction Processing Services and all required Know-Your-Customer identify verifications of Customers to confirm Customer age, identity, location, and any other Customer data.

2.2.	This Agreement shall commence on the Commencement Date and shall continue until the end of thirty-six (36) months from the Launch Date, unless terminated earlier in accordance with the provisions of Section 13 below (the “Term”).

2.3.	After the Term, unless one of the Parties ends this Agreement by giving notice to that effect at least thirty (30) days before the end of the Term, the Agreement shall be automatically renewed for successive one (1) year terms, renewing for automatically at the end of each term for an additional one (1) year term without any action required by either party unless terminated by either Party upon thirty (30) days’ written notice, or terminated earlier in accordance with the provisions of Section 13 below.

3.	E-GAMING OFFERING

3.1.	EGG undertakes (i) to provide the E-Gaming Offering to Partner in accordance with the timings agreed by the Parties, subject to all Applicable Legislation and EGG Group Policies the current copy of which is set out in Schedule 3; (ii) to provide Games and Services to Customers and Partner Customers in accordance with the terms of this Agreement; (iii) to have and use for such purposes the required assets, resources and employees , and those of its Affiliates, if necessary; (iv) to be solely responsible for all means and methods employed in the provision of said E-Gaming Offering, and the parties agree that EGG will have ultimate control over the manner in which the e-Gaming Offering is provided, including to which users and in which jurisdictions the E-Gaming Offering is provided. Notwithstanding the foregoing, the parties agree and acknowledge that:

(a)	Partner shall be responsible for all marketing and customer service in respect to the e-Gaming Offering.

(b)	Partner may not offer any “bonuses,” “free plays,” discounts or other incentives Customers or potential Customers that would have the effect of increasing Bonus Costs without the consent of EGG.

3.2.	The Games included in the e-Gaming Offering shall comprise only those games available from time to time, in English agreed upon by both parties, to the Partner’s Customers playing on the Website, subject, in each case: (i) to ascertainment by EGG of the commercial viability of the addition to the e-Gaming Offering of any games which were not initially included therein as at the Launch Date, (ii) to any restrictions under third-party licenses and receipt of any required third party approvals for making such games available via the Software, and (iii) to payment by the Partner of all direct set-up and integration costs associated with such addition as such costs shall be pre-approved by the Partner in writing.

3.3.	The Parties further acknowledge that the scope and level of Services and Games comprising the e-Gaming Offering may be adjusted by EGG if and to the extent necessary to make such offering compliant with, and viable under, all Applicable Legislation as it comes into effect. The parties furthermore agree that EGG may, in its absolute discretion, refuse to make the Gaming Offering to users from a particular jurisdiction if it believes that making the Gaming Offering available to such users may conflict with any legislation, including the Applicable Legislation, or otherwise expose EGG or the Partner to legal liability or otherwise represent an undue risk to the activities of EGG or its Affiliates or stakeholders.

3.4.	The Launch Date shall be agreed upon by the Parties in writing following the Commencement Date, after completion of a detailed written project scope where requested by EGG, and in any event shall be after January 15, 2020. In any event, the execution of such plan shall commence only after the Partner provides EGG with all materials and specifications required by EGG in order to carry out the Development and IT Services, including, inter alia, all brand names, logos, domain names, the “look and feel” of the Website, etc.

3.5.	With regards to the Development and IT Services, EGG shall:

3.5.1.	provide Partner with such assistance, information (including, without limitation, the EGG Materials as may be required by Partner from time to time) and facilities as Partner may reasonably request to enable Partner to perform its obligations under this Agreement; and

3.5.2	comply with all Partner’s other commercially reasonable requests and ensure that EGG’s own employees, agents and sub-contractors comply with its obligations as set out in this Agreement.

3.6.	With regards to the Development and IT Services, the Partner shall:

3.6.1.	provide EGG with such assistance, information (including, without limitation, the Partner Materials as may be required by EGG from time to time) and facilities as EGG may reasonably request to enable EGG to perform its obligations under this Agreement; and

3.6.2.	comply with all EGG’s other commercially reasonable requests and ensure that the Partner’s own employees, agents and sub-contractors comply with its obligations as set out in this Agreement.

3.7.	EGG will not be liable for any failure to provide the e-Gaming Offering in accordance with the timings agreed upon by the Parties where and to the extent such failure is caused by a delay on the part of the Partner to perform its obligations, due to Force Majeure or due to any other cause or circumstances out of EGG’s reasonable control.

3.8.	The e-Gaming Offering will initially be made available in English and any other available relevant languages to be determined and agreed upon by both parties. The adaptation of the e-Gaming Offering to any additional languages will be made, in each case, only after the parties ascertain the commercial viability of such endeavour and subject to both parties’ agreement on its cost.

3.9.	As part of the Development and IT Services EGG shall provide certain web design services for the Website as further set out in Schedule 2 to this Agreement.

3.10.	In the event that the Partner wishes to provide access the e-Gaming Offering to users of other Partner services, and the Partner has any liabilities to such users, including in respect to amounts owing on such users e-wallet balances (the “Liabilities”), EGG may refuse to provide such users access to the e-Gaming Offering until Partner has transferred to EGG a sum equal to those Liabilities, or the parties have otherwise reached an agreement addressing how such Liabilities will be accounted for once such users have access to the e-Gaming Offering.

4.	REVENUE SHARE

4.1.	EGG shall pay Partner the Revenue Share and shall after payment of Revenue Share be entitled to EGG’s Fees in accordance with the terms of Schedule 1.

4.2.	In consideration for providing the E-Gaming Offering and performing all its other obligations under this Agreement, EGG shall be entitled to Fees in accordance with the terms of Schedule 1, plus any applicable taxes such as VAT or sales tax in the event such tax is applicable to the Fees.

4.3.	The Parties accept and acknowledge that the nature of the Agreement between them is for a profit sharing arrangement based upon the obligations and services undertaken by each of them. Consequently, the Parties believe that the payments due to each of them under this Agreement are not chargeable to VAT or any other form of sales tax.

5.	REPORTING, INVOICING, PAYMENT & AUDIT

5.1.	EGG shall provide and ensure that the Partner is provided with access to a daily report which shall specify the total amount of bets settled and the total amount of Gross Gaming Revenue generated from Customers and Partner Customers during the previous day. Notwithstanding the foregoing, the Partner acknowledges that such daily reports shall be provided solely for the purpose of updating the Partner as to the approximate amounts of bets settled and Gross Gaming Revenue, and the details contained in such reports shall not be binding on the parties, but EGG acknowledges that such details shall be used by the Partner as indication for the review of the Preliminary Report by the latter.

5.2.	EGG shall provide and ensure that the Partner is provided with access to a daily report presenting the then current data regarding the Partner Customers’ play on the E-Gaming Offering. EGG shall also provide and ensure that Partner is provided with access to daily reports relating to Partner Customer Transactions. EGG acknowledges that the aforementioned reports shall be used by the Partner as indication for the review of the Preliminary Report by the latter.

5.3.	By the 15th day of each calendar month during the Term or next Business Day thereafter (if the 15th is not a Business Day), EGG shall provide the Partner with a preliminary written report detailing the amount of the Gross Gaming Revenue, Partner’s Revenue Share, and EGG’s Fees with respect to the previous calendar month (the “Preliminary Report”). Within three (3) Business Days following receipt of the Preliminary Report Partner shall review and confirm or disaffirm the data provided therein in connection with the daily reports provided by EGG as specified above in clauses 5.2 and 5.3. Once the Preliminary Report is confirmed Partner shall promptly provide EGG with an appropriate invoice in the amount of the Partner’s Revenue Share stated in the report, and EGG shall be obligated to settle such invoice within five (5) Business Days of the receipt thereof.

5.4.	The Preliminary Report detailing the amount of the Gross Gaming Revenue shall be presumed correct unless proven otherwise by Partner through reasonable evidence (such as proven by the daily reports provided to Partner in accordance with clauses 5.1. and 5.2. of this Agreement) within thirty (30) days of receiving the Preliminary Report in which case EGG shall present Partner with a revised report showing amended Gross Gaming Revenue and Partner’s Revenue Share data supported by such evidence (the “Revised Report”). The parties shall resolve any outstanding dispute regarding any reports referenced in this Article 5 or revenue share payment by arbitration in accordance with the International Commercial Arbitration Act (British Columbia). The arbitration shall take place in Vancouver, British Columbia, the number of arbitrators shall be one (1) and the language of arbitration shall be English. EGG shall pay the Partner’s Revenue Share set out in a Revised Report instead of the that set out in the Preliminary Report within the time frame set forth above in section 5.3.

6.	MARKETING AND PROMOTION

6.1.	The Partner undertakes (i) to be solely responsible for marketing the Website to potential Customers and Partner Customers, with the objective of maximizing their traffic to the Website and the Gross Gaming Revenue generated thereby and perform all customer service in respect to Customers, including Partner Customers; (ii) to harness and utilize for such purpose all of its assets, resources and employees, and those of its Affiliates; (iii) to be solely responsible for all means and methods employed in such marketing and promotion and customer service activities; (iv) to bear all costs and expenses in connection with all marketing and customer service activities (unless otherwise agreed to by both Parties), and (v) to do so using the Partner Brands, which shall be reasonably different from EGG Group Marks. Partner may choose to collaborate with EGG on certain marketing and promotional activities upon EGG’s prior written approval.

6.2.	Partner shall be responsible for the expenses referenced in 6.1 unless otherwise agreed to in writing by the parties. EGG may elect to participate in marketing with Partner and, in such cases, shall be responsible for a proportionate share of the Marketing Expenses as agreed by the Parties.

6.3.	The Partner shall base the marketing and promotion of the Website on its own Partner’s Brands (e.g. brands, logos and trademarks). Upon EGG’s prior written approval, which may be withheld for any reason, Partner may make limited use of the EGG Group Marks in accordance with the limited license granted in Section 7.5.

6.4.	The Partner shall ensure that all of its marketing, promotions, and promotional materials: (a) are truthful, not misleading and compliant with both Applicable Legislation and EGG Group Policies; (b) are honest, legal and adhere to all relevant advertising standards and codes for such activities; (c) shall be prepared with a sense of responsibility both to the consumer and to society; and, (d) will not target problem gamblers and will not seek to promote or entice underage gambling.

7.	OWNERSHIP AND INTELLECTUAL PROPERTY

7.1.	The Parties acknowledge that EGG, its Affiliates or licensors, as the case may be, shall at all times remain the sole owners of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Software, the Games, the e-Gaming Offering, the EGG Group Home-Brand Sites, EGG Group Marks, Customer Information and Customer data, and any and all deliverables delivered pursuant to this Agreement, except to the extent ownership in any Customer Information and Customer Data is transferred to Partner or its Affiliate.

7.2.	Partner Customer Information for the purposes of this Agreement, shall be owned by Partner but controlled (i.e. ensure its compliance with any and all applicable legislation), managed and hosted by EGG.

7.3.	The Parties acknowledge that the Partner, its Affiliates or licensors, as the case may be, shall at all times remain the sole owners of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Partner Materials, the Partner Brands and the Domain Name part of the content on the Website which is provided by Partner, games and software developed by Partner (including but not limited to back-office software) except for content and software provided by EGG. EGG shall be in control of the DNS settings Domain Name for the term of this agreement.

7.4.	Subject to the Partner’s entitlement to the Partner’s Revenue Share, the Partner hereby grants to EGG, its Affiliates and Associated Persons a non-exclusive, royalty-free, world-wide, non-transferable, non-assignable license during the Term to use the Partner Materials to such extent and solely for the purpose of EGG performing its obligations under this Agreement and for no other reason whatsoever, in accordance with any and all Applicable Legislation as in force from time to time

7.5.	Subject to EGG’s entitlement to Fees as specified in Schedule 1, EGG hereby grants to the Partner, its Affiliates and Associated Persons, a non-exclusive, royalty-free, worldwide, non-transferable license during the Term (a) to use and market the Software and Games according to the terms of this Agreement, subject to the restrictions contained herein, and (b) subject to section 6.3, to use and reproduce the EGG Group Marks solely for the purposes of marketing and promoting the Website, the Software and the Games, and for fulfilling the Partner’s obligations under this Agreement, and at all times in accordance with any and all Applicable Legislation and EGG Group Policies as amended from time to time. Partner has no right to sublicense or exploit its rights under this Article 7 without the prior written consent of EGG, which may be withheld for EGG for any reason.

7.6.	Should either party become the subject of a claim for infringement of any Intellectual Property Rights of any third party (including, but not limited to, any infringement by the Partner of any third party right in relation to the Partner Brands, the Partner Materials or the Domain Names, or infringement by EGG of any third party right in relation to the EGG Group Marks, the Games, the Software, the Services or the E-Gaming Offering), the allegedly infringing party shall, at its own discretion and on the basis of reasonable commercial considerations, select one of the following remedies:

7.6.1.	procure for the other party, at no cost to the other party, the right to continue to use the infringing marks, materials, products or services, as the case may be (the “Infringing Products”), on terms reasonably similar to the terms set out in this Agreement; or

7.6.2.	remove the Infringing Products or replace or modify the Infringing Products in a manner which makes their use non-infringing.

To avoid doubt, this Section 7.7 below will not apply in the event that the alleged infringement arose, in whole or in part, from an unauthorized modification, in any way or form, of any component of the Infringing Products by the other party.

7.7.	If the measures set forth in Section 7.7 do not result in the withdrawal or revocation of the third party’s claim, the allegedly infringing Party will defend such claim at its own sole expense, and shall hold harmless and indemnify the aggrieved party against all liabilities, loss, damages, costs and expenses incurred by it in connection with such claim, including reasonable attorney fees and the non-infringing Party shall not be held responsible for any, liabilities, loss, costs, expenses or damages whatsoever (including reasonable attorney fees) resulting from such claim.

7.8.	Partner shall at times ensure that its actions or omissions do not devalue or impair the EGG Group Marks. Without limiting the generality of the foregoing, the Partner shall not engage in any activities, or commit any acts, directly or indirectly, that contest, dispute or otherwise impair or infringe upon the EGG Group Marks, or incorporate any EGG Group Mark into any trademark or trade name used by the Partner, unless otherwise contemplated in this Agreement or agreed by the Parties.. The Partner agrees not to register any trademarks, trade names or symbols similar to or that may be confused with the EGG Group Marks in any jurisdiction. The Partner also agrees not to register any domain names containing the EGG Group Marks, or that may be confused with the EGG Group Marks.

7.9.	EGG shall at all times ensure that its actions or omissions do not devalue or impair the Partner’s Brands. Without limiting the generality of the foregoing, EGG shall not engage in any activities, or commit any acts, directly or indirectly, that contest, dispute or otherwise impair or infringe upon the Partner’s Brands, or incorporate any Partner’s Brand(s) into any trademark or trade name used by EGG. EGG agrees not to register any trademarks, trade names, names or symbols similar to or that may be confused with Partner’s Brands in any jurisdiction. EGG also agrees and undertakes not to register any domain names containing the Partner’s Brands, or that may be confused in any way whatsoever with Partner’s Brands.

8.	CONFIDENTIALITY

8.1.	Each Party shall keep confidential and shall not disclose to any third party any and all proprietary information or confidential information disclosed to it by the other party prior to, on, or after the Commencement Date, or relating to the business, processes, practices, products, Customers, Partner’s Customers, Partner Customer Information accounts, finance or contractual arrangements or trade secrets of the other Party and any information concerning the Services or the substance of any report, recommendations, advice, test disclosed in relation to the Services (including without limitation the Software and the Partner’s Customer Information) (“Confidential Information”), and shall use such Confidential Information solely for the purpose of this Agreement and the performance of its obligations under this Agreement.

8.2.	Each Party, as the recipient of Confidential Information from the other Party, agrees that it will not disclose, provide or otherwise make available any Confidential Information of the disclosing Party, without the disclosing Party’s prior written consent. In addition, each recipient Party agrees that it will not:

8.2.1.	use the disclosing Party’s Confidential Information for any purpose other than and beyond the scope of this Agreement;

8.2.2.	copy any part of such Confidential Information or disclose any part of such Confidential Information to any person other than the recipient Party’s employees, representatives, consultants, officers, directors, agents or Affiliates, who need the information to perform their duties under this Agreement;

8.2.3.	reverse engineer, de-compile or disassemble any of such Confidential Information nor use any of such Confidential Information for the purpose of reverse engineering, de-compiling or disassembling the Software; or

8.2.4.	produce any product nor offer any service of any nature whatsoever based in whole or in part on such Confidential Information, nor cause or assist any other Person to do so.

8.3.	The recipient Party's obligations under this Agreement will not apply to any portion of the disclosing Party’s Confidential Information or any portion thereof that:

8.3.1.	at the time of disclosure to recipient Party, was in the public domain or subsequently becomes a part of the public domain through no breach of this Agreement;

8.3.2.	recipient Party had in its possession at the time of disclosure by the disclosing Party, as established by written documentation in existence at that time, and that was not acquired directly or indirectly from the disclosing Party or with knowledge of confidentiality restrictions; or

8.3.3.	recipient Party subsequently acquires by lawful means from a third party who is under no obligation of confidentiality or non-use owed to disclosing Party.

8.4.	If the recipient Party is legally compelled to disclose any portion of the disclosing Party’s Confidential Information in connection with a lawsuit or similar proceeding or to any court, governmental agency or authority, the recipient Party will give the disclosing Party prompt notice of that fact, including in its notice the legal basis for the required disclosure and the nature of the Confidential Information that must be disclosed. The recipient Party will cooperate fully with the disclosing Party in obtaining a protective order or other appropriate protection relating to the disclosure and subsequent use of such Confidential Information. The recipient Party will disclose only that portion of the disclosing Party’s Confidential Information that is legally required to be disclosed.

8.5.	The recipient Party acknowledges that the disclosing Party would have no adequate remedy at law should Recipient breach its obligations under this Section 8 and agrees that the disclosing Party will be entitled to enforce its rights under this Section 8 by obtaining appropriate equitable relief including a temporary restraining order and an injunction.

8.6.	No press release in respect of the execution of this Agreement or any matters arising therefrom may be released by either Party without the express written approval of the other Party.

8.7.	Upon Effective Termination of this Agreement as defined in Section 12.2. below, each Party will return to the other Party all Confidential Information (including all copies thereof including ‘copies’ that have been converted to computerized media in the form of image, data or word processing files either manually or by image capturing) belonging to or disclosed to it by the other Party, except retaining by the Receiving Party’s legal counsel one copy thereof solely for purposes of verifying compliance with this Agreement.

9.	DATA PROTECTION

9.1.	For the purposes of this Clause 9, the terms ‘controller’, ‘personal data’ and ‘processing’ shall have the meanings given to them in the Data Protection Legislation.

9.2.	The Parties acknowledge that EGG and Partner are each a separate and independent controller in respect of their processing of personal data in the performance of this Agreement.

9.3.	In their capacity as a controller, the Parties shall each comply with the Data Protection Legislation in their performance of their obligations under this Agreement.

9.4.	EGG shall only process any personal data which it collects or receives under this Agreement for the purposes of providing the E-Gaming Offering, and for no other purpose.

10.	RECIPROCAL REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES

Each of EGG and the Partner represents, warrants and undertakes toward the other that:

10.1	it has the full right, power, legal capacity and authority to perform its obligations under this Agreement, under any and all Applicable Legislation, subject to regulatory approvals;

10.2.	the entering by it into this Agreement and the performance thereof, will not conflict with, or breach the terms, conditions or provisions of, or default under any other agreement or license to which it is a party;

10.3.	there is no action, suit or proceeding at law or in equity now pending or, to its knowledge, threatened by or against or affecting it which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement, or which adversely affect its financial condition or operations;

10.4.	it shall comply with relevant data protection legislation in relation to all Customer Information and Partner Customer Information which is personal data (including any sensitive personal data) under any and all Applicable Legislation;

10.5.	it has obtained and shall maintain any and all regulatory approvals, licenses and consents required for the performance of its obligations under this Agreement (including, in the case of the Partner, its performance of all marketing and promotional activities and campaigns in any other markets in which such activities and campaigns are proposed to be carried out), and shall obtain and maintain any additional regulatory approvals, licenses and consents which may become required for such purpose in the future; and

10.6	it shall provide all commercially reasonable assistance to the other Party, as the other Party may require from time to time, and to obtain any relevant regulatory approvals, licenses and consents as the other Party may require for the purposes of this Agreement.

11.	ADDITIONAL REPRESENTATIONS AND WARRANTIES BY EACH OF EGG AND PARTNER

11.1.	EGG further represents and warrants to the Partner that:

11.1.1.	EGG holds and shall hold at all times during the term of this Agreement and any extension thereof) a valid remote gambling license issued by the competent Governmental Authority governing the use and operation of the Website, as well as a valid operating license for such purpose;

11.1.2.	EGG has obtained and shall maintain at all times (during the term of this Agreement and any extension thereof) any and all regulatory approvals, licenses, sub-licenses and consents required under any and all Applicable Legislation, for the performance of its obligations under this Agreement (including, but not limited to the provision by EGG of E-Gaming Offering to Partner), and shall obtain and maintain any additional regulatory approvals, licenses, sub-licenses and consents which may become required for such purpose in the future;

11.1.3.	EGG shall promptly and as required by any and all Applicable Legislation notify the competent Governmental Authority about the white label URL or domain name that the activities contemplated herein will be delivered from, as well as proceed to any and all necessary actions as required by Applicable Legislation;

11.1.4.	EGG is shall have control over the entire content, Services, Games and products presented at and provided by EGG and/or through the Website;

11.1.5.	EGG shall operate smoothly and uninterrupted the Website at all times (during the term of this Agreement and any extension thereof) and shall ensure that the Website operates smoothly and uninterrupted at all times (during the term of this Agreement and any extension thereof) and is solely responsible for (i) the hosting of the Website, (ii) the payment processing activities, (iii) the risk management activities, (iv) fraud, anti-money laundering screenings and checks (including preventing terrorist financing, irregular betting and cheating), (v) KYC and age verification checks, (vi) security of Customer’s details and data.

11.1.6.	EGG is in full compliance, and shall remain at all times (during the term of this Agreement and any extension thereof) in full compliance, with any and all Applicable Legislation including, without limitation, gambling activities, know-your-customer rules, fraud and anti-money laundering rules, prevention of terrorist financing, irregular betting and cheating, marketing regulations, and fair dealing laws;

11.1.7.	EGG is a company in good standing under the laws of Curacao.

11.1.8.	EGG shall operate and perform its obligations under this Agreement without infringing any third-party intellectual property rights;

11.2.	Partner further represents and warrants to EGG that:

11.2.1.	Partner is a company in good standing under the laws of Curacao;

11.2.2.	Partner has obtained and shall maintain any and all regulatory approvals, licenses and consents required for the performance of its obligations under this Agreement (including, its performance of all marketing and promotional activities and campaigns in any other markets in which such activities and campaigns are proposed to be carried out), and shall obtain and maintain any additional regulatory approvals, licenses and consents which may become required for such purpose in the future.

11.2.3.	Partner shall operate and perform its obligations under this Agreement without infringing any third-party intellectual property rights;

11.2.4.	Partner is in full compliance, and shall remain at all times (during the term of this Agreement and any extension thereof) in full compliance, with any and all Applicable Legislation including, without limitation, gambling activities, know-your-customer rules, fraud and anti-money laundering rules, prevention of terrorist financing, irregular betting and cheating, marketing regulations, and fair dealing laws

12.	TERMINATION

12.1.	Either Party shall be entitled to terminate this Agreement with immediate effect, by written notice to the other Party, in the event that:

12.1.1.	the other Party is in material breach of its obligations under this Agreement or any term of this Agreement, all of which are considered material and of significance or is in any other breach which either cannot be cured or, if capable of remedy, has not been remedied within 15 calendar days of written notice from the non-breaching party informing it of such breach and of the intention of such party to terminate the Agreement in case such breach is not cured;

12.1.2.	the other Party performs any action or omission which results in the aggrieved party being advised by a Governmental Authority that the aggrieved party’s relationship with such Governmental Authority has been or is about to be compromised by such act or omission, and the other party fails to remedy such act or omission within 15 calendar days from the date of being called upon in writing to do so;

12.1.3.	the other Party contravenes any provision of Applicable Legislation and Data Protection Legislation;

12.1.4.	the other Party passes a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction) or a court makes an order to that effect, or becomes or is declared insolvent, or convenes a meeting of or makes or proposes to make any arrangement or composition with its creditors or has a liquidator, receiver, administrator, administrative receiver, manager, trustee or similar officer appointed over any of its assets or ceases, or threatens to cease, to carry on business or suffers an analogous event anywhere in the world;

12.1.5.	the other Party permits a judgment to be taken against it, which the aggrieved party can show will have a material adverse effect on the other party’s ability to perform its obligations hereunder, and fails within 21 days of the granting of the judgment to satisfy the judgment, appeal the judgment or apply for its rescission; or

12.1.6.	the other Party becomes the subject of third party litigation or enforcement proceedings which are likely to have a material adverse effect on its ability to perform its obligations hereunder;

12.2.	Upon notice of termination under Sections 11.1, or upon expiration of the Term as set forth in Section 2.2. (in each case: “Effective Termination”):

12.2.1.	each Party shall immediately cease using any Confidential Information of the other Party and shall return all such Confidential Information and all copies thereof to the other Party or, upon the other Party’s written request, destroy such Confidential Information and provide the other Party with a written confirmation of such destruction;

12.2.2.	each Party shall immediately cease using the trademarks and other material owned by the other Party;

12.2.3.	each Party shall return all of the other Party’s materials that are in its or its agents’, service providers’, or employees’ possession;

12.2.4.	EGG shall pay Partner within 14 days of Effective Termination, all of the Revenue Share which had accrued prior to and at the Effective Termination, less any amounts due EGG from Partner.

12.2.5.	EGG shall retain all Fees which have accrued and are due to be paid to EGG prior to the Effective Termination.

12.3.	In the event of (i) expiration of the Term under Section 2.2, and/or (ii) termination for whatever reason whatsoever, either initiated by the Partner or by EGG, EGG shall immediately cease using all Partner Customer Information and provide to the Partner all Partner Customer Information, within 14 days of such expiration or termination. Notwithstanding the above, the rights of termination as a result of breach of contract set out in this Section 11 do not prejudice or limit the rights of the aggrieved party to claim such damages as it may have suffered as a result of such breach, unless otherwise provided under this Agreement.

13.	FORCE MAJEURE

13.1.	If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall:

13.1.1.	promptly serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure and the measures it is taking to remedy and/or mitigate the effects;

13.1.2.	use all reasonable endeavours without being obliged to incur any expenditure to mitigate the effects of Force Majeure and/or bring the Force Majeure event to a close, or to find a solution by which the Agreement may be performed despite the continuation of the Force Majeure event;

13.1.3.	have no liability (subject to service of notice pursuant to this Section 12.1) in respect of the performance of such of its obligations as are prevented by the Force Majeure events during the continuation of such events, and

13.1.4.	upon cessation of the Force Majeure event, use its reasonable endeavors to recommence its affected operations in order for it to perform its obligations.

13.2.	If any suspension or delay as a result of Force Majeure continues for a period of 60 days, then the party who had not declared Force Majeure shall be entitled by written notice to the other to terminate this Agreement immediately.

13.3.	For the purposes of this Agreement “Force Majeure” means any cause beyond the reasonable control of the parties including, without limitation, any of the following:

13.3.1.	act of God;

13.3.2.	war, insurrection, riot, civil disturbance, acts or attempted acts of terrorism;

13.3.3.	fire, explosion, flood, storm;

13.3.4.	theft or malicious damage;

13.3.5.	strike, lock-out, or other industrial dispute (whether involving the workforce of the party so prevented or any other Party), third party injunction;

13.3.6.	national defense requirements, acts or regulations of national or local governments (including, without limitation, legislation or other regulation restricting, preventing or otherwise prohibiting the provision or availability of Internet-based gaming); or

13.3.7.	inability to obtain essential power, raw materials, labor, malfunction of machinery or apparatus.

14.	LIMITATION OF LIABILITY; INDEMNIFICATION

14.1.	EGG’s total and aggregate liability toward Partner, whether in an action based on contract, tort, warranty or any other legal theory, shall not exceed (subject only to Applicable Legislation and Data Protection Legislation) the sum of all Fees earned by EGG under this Agreement in the previous one (1) year, except in the event of negligence or willful misconduct, including fraud or fraudulent misrepresentation. Furthermore, in no event will either EGG be liable toward Partner for any special, indirect, incidental, punitive or consequential damages, including damages for loss of profits, business, revenue, economic advantage, data, equipment or network downtime.

15.	NON-COMPETITION AND NON-SOLICITATION

15.1.	For the duration of this Agreement, and for a period of three (3) months following the termination thereof, the Partner shall not, directly or indirectly, except with prior written approval by EGG:

(a)	knowingly solicit any customer of EGG, or attempt to induce any customer of EGG to reduce or curtail its business with EGG, or knowingly assist any person directly or indirectly to solicit any customer of EGG, if that solicitation is intended or calculated to obtain the custom or trade of that customer for a Competing Enterprise; or

(b)	induce or encourage any employee or contractor of EGG to leave the employment of the EGG or authorize, assist, approve or encourage any such action by any other person.

During the term of the Agreement, Partner also agrees not to carry on, be in engaged in, advise, lend money to, guarantee the debts or obligations of, or permit its name to be used or employed by any Competing Enterprise anywhere in the world.

Partner hereby acknowledges that they have reviewed the provisions of section 15 of this Agreement and that they have turned their minds to the reasonableness of the scope thereof, including the time period, that they have sought legal advice and consultation where they received explanation of the implications of the said provisions, and that they fully understand the implications of such restrictive covenants, and that they are entirely satisfied that the provisions of such sections are both necessary and reasonable for the protection of the legitimate interests of EGG and that they reflect the mutual desire and intent of EGG and the Partner that such provisions be upheld in their entirety and be given full force and effect.

15.2.	The Partner hereby acknowledges and agrees that the breach by it of any of the restrictions set out in this section 17 of this Agreement would cause irreparable harm to EGG which could not be adequately compensated by damages, and in the event of a breach or a threatened breach of any of the said provisions, the Partner hereby acknowledges that EGG shall be entitled to specific performance of this Agreement and to an injunction being issued against any of the Partner restraining the said party or parties from any breach or further breach of such restrictions, but this sentence shall not be construed so as to be in derogation of any other remedy which EGG may have in the event of such a breach or threatened breach. In order to obtain such relief, it shall not be necessary for EGG to establish irreparable harm which cannot be satisfied by an award of damages.

16.	GENERAL

16.1.	Neither party may assign this Agreement without the other Party’s prior written consent, which shall neither be unreasonably withheld nor delayed.

16.2.	This Agreement together with the schedules, appendixes and exhibits attached hereto is the complete and entire agreement between EGG and the Partner regarding the subject matter hereof and supersedes all prior agreements or understanding between the two Parties and each Party acknowledges that it has not relied upon any representation from the other Party which is not contained in this Agreement in entering into this Agreement.

16.3.	No modification or waiver of this Agreement shall bind either Party unless it is in writing and is signed and accepted by an authorized representative of each Party.

16.4.	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder of the provision in question shall remain in full force and effect, and the Parties shall replace such illegal or unenforceable provision with a provision which is legal and enforceable and which will reflect to the greatest extent possible the intention of the Parties hereunder.

16.5.	If, as a result of a requirement of a Governmental Authority, any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions will continue in full force and effect. The invalid or unenforceable provision shall be replaced by one that is valid and enforceable, that maintains the commercial terms and the spirit of this Agreement, and that meets the Governmental Authority’s requirements.

16.6.	The failure of either Party at any time in enforcing any right or remedy under these terms and conditions shall not be construed as a waiver of any future or other exercise of such right or remedy.

16.7.	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by recorded delivery to the other Party at their last known address. Any such notice or other documents shall be deemed to have been received by the addressee 2 Business Days following the date of dispatch if the notice or other document is sent by post, or on the day of dispatch (if such day is a Business Day, or otherwise on the following Business Day) if such if the notice or other document is sent by fax (subject to confirmation of transmission) or by personal delivery.

16.8.	This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

16.9.	The Parties do not intend that any term of this Agreement should be enforceable, by any person who is not a party to this Agreement.

[Signature page to follow.]

16.10.	This Agreement shall be governed and construed in accordance with law of Curacao and shall be subject to the jurisdiction of Curacao, whose jurisdiction shall be exclusive other than in respect of the enforcement of any judgment, where their authority shall be non-exclusive and in respect to arbitration regarding the matters set out in section 5.4 of this Agreement.

IN WITNESS WHEREOF the Parties have executed this White Label Service Agreement on the date first written above.

For and on behalf of:

EGG N.V.

By:

Title:

For and behalf of:

Vie Esports Services B.V.

By:
Gouloud Hammoud

Title:	Director

SCHEDULE 1

REVENUE SHARE

1.	Set-up Fee

Partner will pay EGG a one-time setup fee of EUR 20,000.00, which shall be payable once the Partner’s E-Gaming Offering is made available to Partners Customers at Launch Date.  Should a subsequent agreement be reached between EGG and by the Partner or its affiliates to acquire further EGG assets, Customers, or EGG Materials, within 60 days of the date of this Agreement, EGG agrees to waive this setup fee.  For clarity, this setup fee will not be collectible by EGG if the Partner proceeds with acquisition of the EGG Group Home-Brand Sites or its users.

2.	Monthly Fixed Fees

2.1. Monthly Minimum Revenue Guarantees

2.1.1 Partner will pay EEG a minimum of € 9,000 per month, plus applicable taxes (the “Monthly Minimum Revenue Guarantee”).

2.1.2 In the event that EGG adds additional Casino Games to the e-Gaming Offering, the Monthly Minimum Revenue Guarantee shall increase by € 1,000 for each Casino Game added, save for the first two Casino Games added to the e-Gaming Offering.

In a month where the Fees payable pursuant to Section 3 “Revenue Share” below are less than the Monthly Minimum Revenue Guarantee, Partner will pay EGG the difference between the Revenue Share and the applicable Monthly Minimum Revenue Guarantee, plus applicable taxes.

3.	Revenue Share

1.	For the duration of the Term, EGG shall retain all revenue generated from the Customers and Partner Customers and will be responsible for paying them their winnings. EGG will then remit a share of Net Gaming Revenue to Partner, and be entitled to retain their Fees (plus applicable taxes) in respect to each Game category on a monthly basis according to the following formula in respect to each “Tier” of Gross Gaming Revenue set out below. (For clarity, reduced Fees will apply only to the tier in which they are offered.)

“Tier Fee” = (“Tier GGR”/“Total GGR”) * (“NGR”) * Tier Fee Percentage

Where:

“Tier Fee” means the total Fees, in Euro, before taxes, that EGG is entitled to in respect to a given Tier of Gross Gaming Revenue for a particular month;

“Tier GGR” means the amount of Gross Gaming Revenue to which the Tier applies;

“Total GGR” means the total Gross Gaming Revenue in respect to a Game category for a particular month;

“NGR” means total Net Gaming Revenue in respect to a Game category for a particular month;

“Tier Fee Percentage” means the percentage of Net Gaming Revenue payable as Fees in respect to a given Tier;

By way of illustration, without limiting the generality of the foregoing, in the event that in a given month, in respect to a particular Esportsbook game category, Gross Gaming Revenue is € and Net Gaming Revenue is €, the total Fees payable to EGG shall be calculated as follows:

Tier	Calculation	Tier Fee

Total Fees:

2.	Revenue Share Ladders by Product

EGG will remit to Partner a portion of the Net Gaming Revenue, as follows, and be entitled to retain the amount of Fees set out below. In the event taxes are applicable to the Fees such taxes shall be paid by Partner to EGG:

2.1.	Esportsbook

Gross Gaming Revenue per month	Partner’s Revenue Share	Fees
Up to 100,000 €
100,000.01 € to 200,000.00
200,000.01 € to 350,000.00 €
350,000.01 € - 500,000.00 €
500,000.01€+

2.2.	Parimutuel/Poolbetting:

Gross Gaming Revenue per month	Partner’s Revenue Share	Fees
Up to 100,000 €
100,000.01 € to 200,000.00
200,000.01 € to 350,000.00 €
350,000.01 € to 500,000.00 €
500,000.01€+

2.3.	Esports Fantasy:

Gross Gaming Revenue per month	Partner’s Revenue Share	Fees
Up to 100,000 €
100,000.01 € to 200,000.00
200,000.01 € to 350,000.00 €
350,000.01 € to 500,000.00 €
500,000€+

2.4.	Casino Games (upon Launch 2020)

Gross Gaming Revenue per month	Partner’s Revenue Share	Fees
Up to 100,000 €
100,000.01 € to 200,000.00 €
200,000.01 € to 350,000.00 €
350,000.01 € to 500,000.00 €
500,000.00€+

3.	The calculations above shall apply to Net Gaming Revenue obtained from the Website and through any additional websites within the scope of this Agreement which may be launched by the Partner during the Term, whether based on the Partner Brands or other brands – if added to this Agreement.

SCHEDULE 2

SERVICES

1.	Development and IT Services

1.1.	The development and set-up services to be provided by EGG under this Agreement will include the development of the Game client and back-office work with regard to the Games, in English any other available relevant languages to be agreed upon by both parties

1.2.	Within the Development and IT Services EGG shall also provide robust backend services (as described in more detail in Appendix A hereto).

1.3.	The Development and IT Services will be provided from the Commencement Date.

1.	(a) All goods and services that EGG will deliver to the Partner are described in Appendix A.

(b) All goods or services shall be subject to inspection and test by the Partner to the extent practicable at all times and places during the performance of this order including the period of manufacture or development, and in any event prior to final acceptance by the Partner.

(c) If any inspection or test is made, EGG, without additional charge, shall provide all reasonable facilities, access and assistance for the convenience of the inspectors/testers in the performance of their duties.

(d) Final acceptance or rejection of the goods or services shall be made as promptly as practical prior to launch date, except as otherwise provided in this order and in accordance with Exhibit A.

2.	Operational Services

1.	Customer Support: EGG shall be responsible for providing services covering KYC, payment management and fraud. This includes but is not limited to Customer and Partner Customer age verification; risk management; fraud and anti-money laundering checks, identifying fraudulent and anti-money laundering activity and behavior of customers, content management, reporting activities, security of confidential Customer Information and Partner Customer Information, limiting deposit amounts for Customers, restricting Customers’ withdrawals where relevant, and covering all other risks and scenarios that are associated with performing and running the E-Gaming Platform and E-Gaming Offering.

SCHEDULE 3

APPLICABLE EGG GROUP POLICIES

Please refer to the Responsible Gaming Policy, Cookie Policy, the Terms & Conditions and Privacy Policy of https://www.esp.bet.

APPENDIX A

E-Gaming Offering Services

1.	White Label of Chameleon:Full
2.	Back Office
3.	Technical support
4.	Scoring tool
5.	Integration with external services for:
●	Email relay
●	Google Analytics